Exhibit 99.1

RADIANT LOGISTICS ACQUIRES DON CAMERON AND ASSOCIATES, INC.

Launches Regional Gateway for the Mid-West in Minneapolis/St. Paul, Minnesota

________________________________________________________________________

BELLEVUE, WA   December 15, 2014 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international logistics services company,  today announced  it has acquired Don Cameron and Associates, Inc. (“DCA), a  Minnesota based, privately held company that provides a full range of domestic and international transportation and logistics services across North America.  The Company paid approximately fifty percent (50%) of the expected purchase price at closing with the balance payable in subsequent periods based on the future performance of the acquired operation.

Founded in 1987, DCA services a diversified account base specializing in the med-tech, advertising/marketing, pharmaceutical, and trade show industries from its strategically located mid-west gateway location near the Minneapolis/St. Paul airport.  From 2008 through the date of acquisition, DCA operated as part of a competing national transportation group.  From 2002 to 2008, DCA worked as part of what is now Radiant’s network group operating as Adcom Worldwide.   On a post-closing basis, DCA will operate as Radiant Global Logistics serving as an important gateway to the mid-west and supporting the Company’s 100+ company-owned and agency locations across North America and international partners around the world.

“We are proud to announce our partnership with Don Cameron and the entire MSP team,” remarked Radiant's Founder and CEO, Bohn Crain. “This is a bit of a reunion given Don’s prior affiliation with Adcom and we are very happy that Don would choose us as his partner. We have purposefully positioned ourselves to bring value to logistics entrepreneurs like Don and believe that the DCA transaction is representative of the broader pipeline of opportunities available to us in the marketplace. We also believe the transaction is further validation of the strength of our value proposition in the marketplace, which is to bring new value to the agent based forwarding community by: (1) leveraging our status as a public company to provide our partners with an opportunity to share in the value they help create; (2) providing a robust platform in terms of buy rates, technology and a differentiated service offering to support our end customers; and (3) offering a unique opportunity in terms of succession planning and liquidity for our station owners. We continue to make good progress in executing this strategy and we remain very excited about the opportunity to grow our business organically (both on a same-store and new store basis) and by completing acquisitions of other companies that bring critical mass from a geographic standpoint, incremental purchasing power and/or complementary service offerings which will benefit the broader Network.”

Don Cameron, of DCA commented, “We are thrilled about joining Radiant.   Through years of dedicated service, our customers have always remained our top priority whether they were here in U.S. or abroad.  This philosophy has been key to our success. We were looking for a long term partner with that same passion for servicing the customer and a shared vision to further advance our business and provide an opportunity for growth for our employees. We found that partner in Radiant. Radiant has a real appreciation for the needs for the local owner/entrepreneur and a clear and achievable plan for building a world-class logistics organization.  We are looking forward to leveraging our own strengths along with the capabilities of the Radiant network to bring additional value to our customers while enjoying the benefits of participating in an organization that, through its status as a public company, gives our team the opportunity to work as shareholders and participate in the value that we all help create.”  Mr. Cameron will continue as the Regional Director for Radiant’s mid-west gateway location near the Minneapolis/St, Paul Airport (MSP).

About Radiant Logistics (NYSE MKT: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) is a non-asset based transportation and logistics company providing domestic and international freight forwarding services and an expanding array of value-added solutions, including customs and property brokerage, order fulfillment, inventory management and warehousing. The company operates through a network of company-owned and independent agent offices across North America under the Radiant, Airgroup, Adcom, DBA and On Time network brands servicing a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve  back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

# # #

Investor Contact: Stonegate, Inc. Casey Stegman 972-850-2001 casey@stonegateinc.com	Media Contact: Radiant Logistics, Inc. Ryan McBride (425) 943-4533 rmcbride@radiantdelivers.com